EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Hong Kong April 29, 2019 – Ajia Innogroup Holdings Limited (OTC Ajia) today announced the purchase of 100% of the issued and outstanding capital stock of Heartful Blessing Catering Investment Limited. Both parties understand and agreed that the contemplated acquisition is conditioned upon the satisfactory completion of due diligence and approval by the Board of Directors of Ajia Innogroup Holdings Inc, and the majority shareholders of Heartful Blessing Catering Investment Limited and any other approval necessary under the bylaws of both companies. The parties shall enter into a Stock Purchase Agreement (SPA) / Exchange Agreement whereas the sellers of Heartful Blessing Catering Investment Limited will receive shares in Ajia Innogroup Holdings, LTD. to be determined. Additionally, Ajia Innogroup Holdings, LTD. agreed to issue loans subject to pre-approval of the Board or Directors to Heartful Blessing Catering Investment Limited for continued operations during this process.

Heartful Blessing Catering Investment Limited is a traditional Hong Kong restaurant and catering service.

Ajia Innogroup Holdings Limited is a leader in catering system development and training.

READER ADVISORY

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business, operations and future developments that involve a number of risks and uncertainties. The Company’s forward-looking statements in this release are made as of the date hereof, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. The Company is identifying certain forward-looking informations as described in this press release. Actual events or results may differ materially from those contained in these forward-looking statements. Important factors that could cause further events or results to vary from those addressed in the forward-looking statement include, without limitation, risks and uncertainties arising from the ability of the group to successfully carry out the development of its projects, uncertainties relating to the ability to realize the expected benefits of its projects; unanticipated or unfavorable regulatory matters; general economic conditions in the region and industry which the Company operates, and other risk factors as discussed in the Company’s other filings made by the Company from time to time with Securities Commissions.

For further information please contact:

Ajia Innogroup Holdings, Ltd.Yin Ling Wan, DirectorTelephone: (852) 2331-7933Facsimile: (852) 2330-0122Email: elaine.wan@gofun-card.com